Exhibit 10.30

EXECUTIVE EMPLOYMENT AGREEMENT

for

William Cooper

This Executive Employment Agreement (“Agreement”), made between Everspin Technologies, Inc. (the “Company”) and William Cooper (“Executive”) (collectively, the “Parties”), is effective as of February 26, 2025.

Whereas, Executive has been performing services for the Company pursuant to the terms of an offer letter from the Company dated November 12, 2024 (the “Offer Letter”); and

Whereas, the Company desires for Executive to continue providing services to the Company, and Executive is willing to continue such employment by the Company, on the amended and restated terms and conditions set forth in this Agreement, which terms shall replace and supersede the terms of the Offer Letter in their entirety.

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Employment by the Company.

1.1Position.  Executive shall continue to serve as the Company’s Chief Financial Officer.  During Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2Duties and Location.  Executive shall continue to perform such duties as are required by the Company’s Chief Executive Officer, to whom Executive will report.  Executive’s primary work location shall continue to be the Company’s headquarters in Chandler, Arizona.  The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.  The Company may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3Policies and Procedures.  The employment relationship between the Parties shall continue to be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.Compensation.

2.1Salary.  For services to be rendered hereunder, Executive shall continue to receive a base salary at the rate of $300,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.  Executive’s Base Salary shall be reviewed by the Board of Directors (the “Board”) for possible adjustment annually.

2.2Sign-On Payment. Executive was eligible to earn a one-time bonus of $45,000, less applicable withholdings (the “Sign-On Payment”) pursuant to the Offer Letter.  Executive acknowledges and agrees that the Company has already advanced to Executive the Sign-On Payment, which the Company advanced to Executive prior to being earned.  Executive will earn the Sign-On Payment if Executive remains continuously employed with the Company through the one-year anniversary of Executive’s employment start date.  If Executive’s employment with the Company terminates for any reason prior to the one-year anniversary of Executive’s employment start date, Executive agrees to repay, within 30 days of his last day of employment with the Company, the gross amount of the entire Sign-On Payment paid to Executive by the Company in advance of becoming earned.

2.3Bonus.  Executive will be eligible for an annual discretionary bonus of up to 75% of Executive’s Base Salary (the “Annual Bonus”).  Executive’s annual target bonus percentage, whether Executive receives an annual bonus for any given year, and the amount of any such annual bonus, will be determined by the Board in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board in consultation with Executive.  Bonuses are generally paid by March 15 following the applicable bonus year, and Executive must be an active employee on the date any Annual Bonus is paid in order to earn any such Annual Bonus.  Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the date Annual Bonuses are paid.

2.4Standard Company Benefits.  Executive shall continue to be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time.  The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

2.5Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy and requirements of the Internal Revenue Service as in effect from time to time.

2.6Equity.  Pursuant to the Offer Letter and subject to approval by the Board, Executive will be granted a restricted stock unit (“RSU”) award covering 100,000 shares of the Company’s common stock (the “RSU Grant”). The RSU Grant will be granted pursuant to the terms and conditions of the 2016 Plan, the grant notice and award agreement, and the Company’s policies in effect from time to time. The RSU Grant shall vest over a four-year period in accordance with the following schedule: 25% of the RSU Grant will vest on each anniversary of the grant date, subject to Executive’s Continuous Service (as defined in the 2016 Plan) through each such vesting date. Executive shall be eligible to receive further equity awards, including but not limited to options, restricted stock and RSUs, in the sole discretion of the Board (collectively, the “Equity Awards”).  For the avoidance of doubt, Executive acknowledges and agrees that the RSU Grant herein is consistent with and satisfies the Company’s obligation to provide Executive with the RSU Grant as set forth in the Offer Letter.

3.Termination of Employment; Severance.

3.1At-Will Employment.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.

3.2Termination Without Cause; Resignation for Good Reason.

(i)The Company may terminate Executive’s employment with the Company at any time without Cause.  Further, Executive may resign at any time for Good Reason (as defined below).

(ii)In the event Executive’s employment with the Company is terminated by the Company without Cause, or Executive resigns for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided Executive remains in compliance with all contractual obligations to the Company on each payment date, then the Company shall provide Executive with the following severance benefits, subject to the terms and conditions set forth in Section 4:

(a)The Company shall pay Executive severance in the form of continuation of Executive’s then-applicable Base Salary (prior to any reduction therein that would give rise to a Good Reason resignation) for 12 months after the date of Executive’s Separation from Service (the “Severance”). These salary continuation payments will be paid on the Company’s regular payroll schedule, subject to standard deductions and withholdings, over the 12-month period following Executive’s Separation from Service; provided, however, that no payments will be made prior to the 60th day following Executive’s Separation from Service.  On the 60th day following Executive’s Separation from Service, provided that the Separation Agreement (as defined herein) is effective by that date, the Company will pay Executive in a lump sum the salary continuation payments that Executive would have received on or prior to such date under the original schedule with the balance of the cash severance being paid as originally scheduled.

(b)Provided that Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Executive’s Separation from Service and ending on the earliest to occur of: (i) 12 months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event Executive becomes covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month remaining in the COBRA Premium Period, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, which Executive may, but is not obligated to, use toward the cost of COBRA premiums.

(c)The vesting of Executive’s Equity Awards shall be accelerated such that the shares subject to the Equity Awards that would have vested in the 12-month period following Executive’s Separation from Service shall be deemed immediately vested and exercisable as of Executive’s last day of employment (the “Accelerated Vesting”).

3.3Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i)The Company may terminate Executive’s employment with the Company at any time for Cause.  Further, Executive may resign at any time without Good Reason.  Executive’s employment with the Company may also be terminated due to Executive’s death or Disability (as defined in the 2016 Plan).

(ii)If Executive resigns without Good Reason, or the Company terminates Executive’s employment for Cause, or upon Executive’s death or Disability, then (a) Executive will no longer vest in the Equity Awards, (b) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (c) Executive will not be entitled to any severance benefits, including (without limitation) the Severance, COBRA Premiums or Accelerated Vesting.  In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

4.Conditions to Receipt of Severance Benefits.  Executive’s receipt of the severance benefits described in Section 3.2 is contingent upon Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) and Executive’s compliance with Executive’s contractual obligations to the Company.  No severance benefits will be paid or provided until the Separation Agreement becomes effective and unless the Executive is then in continued compliance with contractual obligations to the Company.  Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

5.Section 409A.  It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement.  No interest shall be due on any amounts so deferred.

6.Definitions.

6.1Cause.  For purposes of this Agreement, “Cause” for termination of Executive’s employment will mean:  (a) commission of any felony or crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (b) attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (c) intentional, material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company; (d) unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (e) gross misconduct.

6.2Good Reason.  For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company or a successor corporation or entity without

Executive’s prior written consent: (a) a material reduction in Executive’s base salary, which the Parties agree is a reduction of at least 10% of Executive’s Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; or (c) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than 35 miles as compared to Executive’s principal place of employment immediately prior to such relocation.  In order to resign for Good Reason, Executive must provide written notice to the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 30 days after the expiration of the cure period.

7.Proprietary Information Obligations.  Executive shall remain bound by the terms of the Employee Proprietary Information and Inventions Assignment Agreement that Executive previously executed.

8.Outside Activities During Employment.

8.1Non-Company Business.  Except with the prior written consent of the Board, Executive will not during Executive’s employment with the Company, undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

8.2No Adverse Interests.  Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

9.Dispute Resolution.  To ensure timely and economical resolution of any disputes that may arise in connection with Executive’s employment with the Company, as a condition of Executive’s employment, Executive and the Company hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this letter, or its interpretation, enforcement, breach, performance or execution, Executive’s employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted before a single arbitrator by the American Arbitration Association (“AAA”) under the then-applicable AAA employment arbitration rules (which can be found at http://www.adr.org/).  The arbitration shall take place in Phoenix, Arizona; provided, however, that if the arbitrator determines there will be an undue hardship to Executive to have the arbitration in such location, the arbitrator will choose an alternative appropriate location.  Executive and the Company each acknowledge that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding.  The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event Executive or the Company intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.  Executive acknowledges and agrees that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents Executive from filing and pursuing proceedings before a federal or state governmental agency, although if Executive chooses to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise unenforceable, as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as Executive or the Company would otherwise be entitled to seek in a court of law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all arbitration administrative fees in excess of the administrative fees that

Executive would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in Executive’s Employee Proprietary Information and Inventions Assignment Agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

10.General Provisions.

10.1Notices.  Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or to Executive’s Company-issued email address or Executive’s email address as listed in Company records, or at such other address as the Company or Executive may designate by 10 days’ advance written notice to the other.

10.2Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

10.3Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4Complete Agreement.  This Agreement constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including (without limitation) the Offer Letter.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

10.5Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

10.6Headings.  The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.7Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

10.8Tax Withholding and Indemnification.  All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities.  Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement.  Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

10.9Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Arizona.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Everspin Technologies, Inc.

By:	/s/ Sanjeev Aggarwal
Sanjeev Aggarwal
Chief Executive Officer

Everspin Technologies, Inc.

/s/ William Cooper
William Cooper